MFS Inflation-Adjusted Bond Fund, a series of MFS Trust IX, changed its disclosure under Investment Objective from "...is to seek a total return that exceeds the rate of inflation over the long term" to "...is to seek total return that exceeds the rate of inflation over the long-term with an emphasis on current income, but also considering capital appreciation," and under Principal Investment Strategies from "The fund may also invest up to 20% of its assets in other types of investment-grade debt securities that are not inflation-adjusted, such as U.S. Government and foreign government securities, corporate bonds and mortgage-backed or other asset-backed securities" to "MFS generally invests substantially all of the fund's investments in investment grade debt instruments" and deleted its disclosure under Principal Investment Strategies, "The fund is a non-diversified mutual fund. This means that the fund may invest a relatively high percentage of its assets in a small number of issuers. In addition, the fund may invest a relatively large percentage of its assets in a single issuer as compared to other funds managed by MFS," as described in Post-Effective Amendment No. 64 to the Registration Statement (File Nos. 2-50409 and 811-2464), as filed with the Securities and Exchange Commission via EDGAR on December 29, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.